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BRICKER & ECKLER LLP

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Exhibit 5.3

June 28, 2012

Heckmann Corporation

300 Cherrington Parkway, Suite 200

Coraopolis, PA 15108

Re:   1960 Well Services LLC

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to 1960 Well Services, LLC, an Ohio limited liability company (the “Ohio Guarantor”), in connection with the public offering of up to $250,000,000 aggregate principal amount of the 9.875% Senior Notes due 2018 (the “Exchange Notes”) by Heckmann Corporation, a Delaware corporation (the “Issuer”), pursuant to that certain Indenture, dated as of April 10, 2012, among the Issuer, the Guarantors, as defined in said Indenture, and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee,” and such indenture, the “Indenture”), which provides for the guarantee of the Exchange Notes by the Guarantors, including the Ohio Guarantor (the “Guarantees”), to the extent set forth in the Indenture.

We have not been involved in the preparation of the registration statement, nor were we involved in the negotiation, preparation or execution of the Indenture or Guarantees contained therein, or any of the related agreements executed or delivered in connection with the Exchange Notes. We have been retained solely for the purpose of rendering a single opinion pursuant to Ohio law with respect to the Ohio Guarantor and have not represented it in any other instance related to Exchange Notes.

We understand that this opinion is being furnished to comply with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-4 of the Issuer and the Guarantors relating to the Exchange Notes and the Guarantees to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act on the date hereof (such registration statement being hereinafter referred to as the “Registration Statement”);

(b) an executed copy of the Indenture, including Article X thereof containing the Guarantee obligations of the Ohio Guarantor;

Heckmann Corporation.

June 28, 2012

(c) the Articles of Organization of the Ohio Guarantor filed with the Ohio Secretary of State on May 10, 2011, as certified by the Secretary of State of the State of Ohio as of June 11, 2012;

(d) the Operating Agreement of the Ohio Guarantor, dated as of August 29, 2011 (the “Operating Agreement”);

(e) the Unanimous Written Consent of the Board of Managers of the Ohio Guarantor, dated April 10, 2012;

(f) A certificate of full force and effect issued by the Ohio Secretary of State dated June 11, 2012; and

(g) an executed copy of the Secretary’s Certificate of the Ohio Guarantor dated June     , 2012.

We have also examined such written statutes of the State of Ohio and such written regulations thereunder and such reported orders, judgments or decrees of courts as we have deemed necessary for purposes of this letter.

We do not express any opinion with respect to any federal or state securities law or the laws of any jurisdiction other than the State of Ohio.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. We have relied on representation made in the documents referred to above as to various questions of fact material to the matters set forth below, and we have not assumed any responsibility for making any independent investigation or verification of any factual matter stated in or represented by any of the foregoing documents or any other factual matter.

In issuing this letter, we have acted only as members of the bar in the State of Ohio. We do not express any opinion with respect to the laws of any jurisdiction other than the State of Ohio.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that the Guarantee of the Ohio Guarantor has been duly authorized by all requisite limited liability company action on the part of Ohio Guarantor.

The opinion stated herein is limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

Heckmann Corporation.

June 28, 2012

In addition, in rendering the foregoing opinions we have assumed that the Operating Agreement is the only agreement of the members of Ohio Guarantor as to the affairs of Ohio Guarantor and the conduct of its business, and we do not express any opinion with respect to the effect of any other agreement of the members of Ohio Guarantor as to the affairs of Ohio Guarantor and the conduct of its business.

Please be further advised that this letter addresses only those laws that an Ohio lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the entities, transactions and agreements addressed herein. The matters that are addressed in this letter, the meaning of the language used and the scope of work performed are based upon the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kinds set forth herein.

Our opinions and representations contained herein are rendered only as of the date hereof, and we undertake no obligation to update this letter or the opinions and representations contained herein after the date hereof. This opinions and representations contained in this letter only constitute our professional judgment as to the matters set forth herein, and should not be considered to be a guarantee of any particular result.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. Subject to all qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Reed Smith LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Issuer, as filed with the Commission as Exhibit 5.3 to the Registration Statement on the date hereof.

BRICKER & ECKLER LLP

/s/ Bricker & Eckler LLC